Dated 25 June 2018 HSBC GROUP MANAGEMENT SERVICES LIMITED AND EWEN STEVENSON SERVICE AGREEMENT 1

Contents Clause Page 1 Appointment ........................................................................................ 3 2 Remuneration ..................................................................................... 3 3 Benefits and Pension .......................................................................... 5 4 Scope and duties of the Employment .................................................. 6 5 Hours and place of work ..................................................................... 7 6 Expenses ............................................................................................ 8 7 Holidays .............................................................................................. 8 8 Sickness benefits ................................................................................ 8 9 Restrictions during the Employment .................................................... 8 10 Confidential Information and Company documents ............................. 9 11 Inventions and other Intellectual Property ......................................... 10 12 Termination and Garden Leave ......................................................... 11 13 Restrictive covenants ........................................................................ 13 14 Grievance, dismissal and disciplinary procedures ............................. 18 15 Disclosure of information ................................................................... 18 16 General ............................................................................................. 18 17 Definitions ......................................................................................... 19 Schedule 1 Buyout awards……………………………………………………………. 22 2

THIS AGREEMENT is dated 25 June 2018 and is made BETWEEN: (1) HSBC GROUP MANAGEMENT SERVICES LIMITED (registered number 9231974), whose registered office is at 8 Canada Square, London E14 5HQ (the Company); and (2) EWEN STEVENSON of * (the Executive). IT IS AGREED as follows: 1 Appointment 1.1 The Employment and the Executive’s continuous employment will begin on the Commencement Date. 1.2 Subject to clauses 1.5 and 12, the Employment will continue until terminated by either party giving to the other twelve months’ notice in writing. 1.3 The Executive shall be employed as Group Finance Director at Global Career Band (GCB) 0. The Executive shall report to the Group Chief Executive or such other appropriate person as the Company shall designate from time to time. The Employment also requires the Executive to hold various directorships and offices within the Group from time to time. 1.4 The Executive consents to the Company transferring of the Executive’s employment and assigning the provisions of this Agreement to any Group Company at any time (on the terms and conditions of this Agreement). 1.5 The Employment is and remains at all times subject to the Executive successfully completing all Company required and on-going screenings for a “High Risk Role”, given that any abuse of the role poses particular potential damage to the Group and external stakeholders. Additionally, the Executive is at all times required to hold the required approvals by the FCA and all other relevant regulatory bodies in order to be able to carry out his/her duties. In the event of any screening result being considered unsatisfactory in the reasonable opinion of the Company and/or where FCA or any other relevant regulatory approval is withdrawn, the Company has the right to terminate the Employment with immediate effect and with no further sums payable to the Executive beyond any sums accrued due as at the date of that termination. 2 Remuneration 2.1 The remuneration structure of the Executive as Group Finance Director will be in line with the remuneration policy for executive Directors as published in the Annual Report and Account of HSBC Holdings plc and approved by its shareholders. 2.2 The Company will pay the Executive a Base Salary of £700,000 per annum (Base Salary). The Base Salary will be paid less Statutory Deductions and accrue from day to day and be payable in equal monthly instalments in arrears on or around the 20th day of each calendar month. Unless notice to terminate the Employment has been given by either party, the Company will review the Executive's Base Salary in March of each calendar year, in good faith, the first such review to take place on or about March 2020. The Company has no obligation to increase the Executive’s Base Salary following a review. 2.3 The Executive will not be entitled to receive any other fees for holding any offices in the Company or any Group Company by virtue of the Employment. 2.4 In its absolute discretion, the Company will pay the Executive a fixed allowance of £950,000 per annum (the Fixed Pay Allowance). The Fixed Pay Allowance will be granted in shares that vest immediately on a quarterly basis or at any other frequency that 3 the Group’s Remuneration Committee deems appropriate. These shares (net of those sold to cover any income tax and social security) will be then be released annually on a pro rata basis over five years, starting from the March immediately following the end of the financial year for which the shares are granted. 2.5 The Company and/or the Group may decide, in its discretion, to award the Executive an amount of Variable Pay for any complete financial year of the Company and/or the Group during which the Employment has continued. The Executive acknowledges that he/she has no contractual right to receive any Variable Pay in any financial year even where it may have been paid to him/her in any previous year(s). 2.6 The Executive will not, unless otherwise approved in writing by the Group’s Remuneration Committee in its absolute discretion, be considered for any Variable Pay award if, at the date when it might otherwise have been payable, he/she is under notice of termination (served by either party) or is suspended pursuant to clause 12.3 and/or is on garden leave in accordance with clause 12.4. The Company (on behalf of itself and/or any Group Company) also has the right to postpone the payment of any Variable Pay award if, at the date when it might otherwise have been payable, the Executive is subject to an ongoing investigation or disciplinary process. 2.7 Where a decision to pay to the Executive a Variable Pay award is made, the Executive agrees that this will always be, and remain, subject to (i) any obligations or conditions required by the regulator(s) of the Group or any other regulatory requirements, including the application of malus and/or clawback in accordance with the Group’s Malus and Clawback Policies in force from time to time; (ii) any remuneration policy of the Company or any relevant Group Company from time to time; and (iii) any other applicable rules, codes of practice and/or guidance regarding remuneration from time to time. Any adjustment, forfeiture or repayment arising from the application of malus and/or clawback may be deducted from any sums due to the Executive at any time. This is without prejudice to any right the Company or any Group Company may have to recover any sums from the Executive including any clawback. The Executive irrevocably agrees that such sums are recoverable by the Company and/or any Group Company from any sums otherwise due and/or payable to him/her. 2.8 The Executive may be eligible to participate in any employee share plan established by the Company and/or the Group from time to time. Eligibility to participate is subject always to the rules of the relevant plan in force from time to time and is at the discretion of the Company and/or any Group Company (as applicable). 2.9 Subject to the rules of the relevant plan as referenced in clause 2.8 and in the definition of Variable Pay, the Executive waives all rights to compensation or damages arising from any loss sustained to him/her by a failure to receive any rights or benefits under the relevant plan (or by their reduction in value) as a result of: (a) notice of termination and/or the termination of his/her office and/or the Employment given by either party for any reason whatsoever; and/or (b) the Company’s exercise or failure to exercise any discretion available to it, whether conferred by the rules of the plan or otherwise. 2.10 The Executive authorises the Company to deduct from any Salary or awards of Variable Pay or from any other remuneration or payments due to the Executive from the Company or any Group Company at any time, any sums due from the Executive to the Company including any overpayments, loans or advances made to him/her by the Company or any Group Company, the cost of repairing any damage or loss to the Group’s property caused by the Executive (and of recovering such costs), sums in respect of clause 8.3 and/or any 4 sums owing in connection any malus and/or clawback pursuant to the Group’s Malus and Clawback Policies from time to time in force. 2.11 To avoid any doubt, the operation of and all arrangements relating to any Variable Pay, can be terminated, replaced and/or amended by the Company at any time with or without notice to the Executive and, further, the Executive’s total remuneration in respect of the Employment is at all times subject to the Directors’ Remuneration Policy as approved by the Group’s shareholders from time to time. 3 Benefits and Pension 3.1 In connection with his/her role as an Executive Director of the Group, the Executive is eligible to receive the following benefits during the Employment: 3.1.1 Car The Executive has access to the chauffeur driven services operated by the Company under the terms of the Global Expenses Framework for Executive Directors, Group Managing Directors and Group General Managers that may apply from time to time. 3.1.2 Personal Accident Insurance Cover The Executive is eligible to participate on a non-contributory basis in the Group’s personal accident insurance scheme, subject to the rules of the scheme in force from time to time. 3.1.3 Clubs The Company will make reasonable payments on the Executive’s behalf in respect of the membership fees for annual memberships of up to two clubs nominated by the Executive each year, to be pre-approved by the Group Chief Executive. 3.1.4 Health Check The Executive is eligible for an annual voluntary health check with a medical adviser appointed and paid for by the Company. 3.1.5 Medical Cover The Executive and his/her spouse/partner and eligible dependants are eligible to participate in any relevant medical scheme operated for officers of the Group, from time to time subject always to the rules of the scheme for the time being in force. 3.1.6 Group Income Protection If the Executive is unable by reason of illness or injury, to perform the material or substantial parts of his/her duties, following a period of absence from work in excess of 26 consecutive weeks, the Executive will be eligible to be considered for a monthly payment equivalent to 50 per cent. of monthly Base Salary for some or all of his/her on-going absence. In the event of such payment, the Executive’s total annual pension allowance as set out at clause 3.1.10 will continue to be payable, subject to a proportionate reduction and, therefore, an overall reduced cap of 15 per cent. of Base Salary. 5

3.1.7 Life Assurance Cover The Executive is eligible for cover under the Group Life Assurance Scheme up to a sum (currently) equivalent to four times the Executive’s Base Salary, subject to the rules of the scheme in force from time and any necessary approvals by the Scheme’s trustees. 3.1.8 Tax Return Preparation The Executive is eligible to receive tax return support provided by the Group’s tax provider for global mobility activities, from time to time. The provision of the tax return support will cover only compensation delivered to the Executive in respect of the Employment and will not cover extended wealth management or other investment advice. 3.1.9 Directors’ and Officers’ Liability The Executive is eligible for cover under the relevant Company or Group Directors’ and Officers’ Liability policy (including Outside Directors’ and Officers’ Liability) subject always to the existence of that policy (determined by the Company in its discretion and the rules of the policy in force from time in force). 3.1.10 Pension Subject to clause 3.1.6, the Company will pay to the Executive an annual pension allowance (Pension Allowance) of 30 per cent of the Executive’s Base Salary payable monthly in arrears, less Statutory Deductions. By accepting this agreement, the Executive elects to opt out of the HSBC sponsored UK pension plan under UK pension legislation. 3.2 The Company reserves the right to amend or withdraw any employee benefit without prior notice (although the Company will take reasonable endeavours to advise the Executive of any such variation or withdrawal) in circumstances either where Director’s remuneration is not approved or where it is otherwise reasonable to do so. The Company is not obliged to provide any alternative benefit or other compensation in the event of withdrawal and/or generally, where any scheme provider refuses to provide benefits to the Executive (or to his/her partner/spouse and/or eligible dependants). 4 Scope and duties of the Employment 4.1 In his/her role as Group Finance Director, the Executive will devote the whole of his/her time, attention and skill to his/her duties. During the Employment, the Executive will comply with any role profile and/or statement of responsibilities applicable to his/her role, and will at all times: 4.1.1 diligently perform such duties and exercise such powers consistent with his/her position as Group Finance Director may from time to time be assigned to or vested in him/her by the Board (including where he/she may be assigned duties of another position of comparable status); 4.1.2 comply with all reasonable and lawful directions given to him/her by the Board; 4.1.3 act in good faith, and in a way most likely to promote the success of the Group for the benefit of its members as a whole (which may also include performing duties from time to time on behalf of any Group Company); 6

4.1.4 perform his/her services in a professional and competent manner and in cooperation with others; 4.1.5 use his/her best endeavours to promote, protect, develop and extend the business of the Company and any Group Company; 4.1.6 keep the Board and any relevant Group Company promptly and fully informed (in writing if so requested) of his/her conduct and activities in relation to the business of the Company and any Group Company and provide such explanations as the Board may require from time to time (including for the avoidance of doubt, any misconduct of other employees or directors or his/her own (including any plans of any other senior employee to leave, join a competitor and/or establish a business in competition with the Company or any Group Company as required by clause 9.5); 4.1.7 not do or fail to do anything that might reasonably be expected to harm the reputation of the Company or any relevant Group Company; 4.1.8 do all such things as are necessary to ensure his/her compliance with the Companies Act 2006, the UK Listing Rules (including the Model Code for transactions in securities by directors and certain senior executives of listed companies), the Market Abuse Regulation (596/2014/EU) and the Corporate Governance Code, and all equivalent legal obligations elsewhere in the world to which he/she is or may become subject (and specifically, so far as it lies within his/her power to do so, in all cases, also by the Company and any Group Company); 4.1.9 comply with all Company and Group Company policies, including, without limitation, the Code for Dealing in HSBC Group Securities, the Compliance Guidelines and those set out in the Company’s Employee Handbook and the HR Procedure Manuals from time to time together with any relevant statement of responsibilities as a Senior Manager and/or Group Chief Executive as required by the Company, any Group Company, the FCA or similar regulator; 4.1.10 not, in breach of any applicable legislation, directly or indirectly seek, receive or obtain, in respect of the performance of his/her duties or of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Company, any personal benefits, discount, rebate, commission, bribe, kickback or other inducement (whether in cash or in kind). 5 Hours and place of work 5.1 The Company’s standard working week is 35 hours. The Executive will, however, devote the whole of his/her time, skill and attention during normal business hours, and at such other times as may be reasonably necessary (without additional remuneration), to his/her duties. 5.2 The Executive acknowledges that, because of the autonomous nature of his/her role, the duration of his/her working time is not measured or monitored or determined by the Company, so that the limit on weekly working time set out in Regulation 4 of the Working Time Regulations 1998 (or such other regulations as may from time to time come into force) does not apply to the Employment. 5.3 The Executive's normal place of work is the Company's offices at 8 Canada Square, London E14 5HQ and such other places within the UK as the Company may reasonably 7 require for the proper performance of his/her duties. The Executive will be required (subject always to the appropriate immigration approvals) to travel to such places within or outside the UK as may be required in order to properly perform his/her duties. 6 Expenses 6.1 The Company will reimburse the Executive the amount of all expenses evidenced by him/her as properly and reasonably incurred in the discharge of his/her duties, in accordance with the Global Expenses Framework for Executive Directors, Group Managing Directors and Group General Managers and any other relevant global policies for directors that may apply from time to time. 7 Holidays 7.1 The Executive is entitled to 30 days' holiday in each holiday year (1 January to 31 December) calculated on Base Salary and any relevant allowance notified to the Executive under clause 2.3, in addition to the usual (currently eight) annual public or bank holidays in England, to be taken at times convenient to the Company. Holiday entitlement for one holiday year may be carried over to the following holiday year with the prior agreement of the Group Chief Executive. 7.2 If the Employment begins or ends part way through a holiday year, the Executive’s holiday entitlement will be calculated on a prorated basis for that holiday year. 7.3 If, on the termination of the Employment, the Executive has: (i) exceeded his/her accrued holiday entitlement, the excess may be deducted from sums due to the Executive and the Executive hereby authorises the Company to make such deduction; or (ii) any unused accrued holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period (whether or not the Executive is on Garden Leave) or make an appropriate payment in lieu of such untaken accrued holiday. 8 Sickness benefits 8.1 If the Executive cannot attend work due to sickness or injury, he/she will comply with the notification and certification requirements of the Absence from Work Policy set out in the Company’s Employee Handbook and will receive relevant payments in respect of his/her absence according to the policy (which are deemed inclusive of Statutory Sick Pay and all other statutory benefits to which the Executive may otherwise be entitled). 8.2 If so required, the Executive agrees to supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends) and to undergo, at the Company's expense, a medical examination by a doctor appointed by the Company (and the Executive agrees that copies of any medical reports prepared by such doctor shall be sent directly to the Company). 8.3 If the Executive is incapable of performing his/her duties by reason of injury sustained wholly or partly as a result of negligence or breach of any duty on the part of a third party, and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he/she will pay to the Company any sum (or part sum) received by him/her in respect of any amount paid to him/her under clause 8.1 above. 9 Restrictions during the Employment 9.1 During the Employment, the Executive will not directly or indirectly either on his/her own account or on behalf of any other person, company, business entity or other organisation be employed, engaged, concerned or interested in any other business or undertaking, except: 8

9.1.1 as holder (directly or through nominees) of investments listed on the London Stock Exchange plc or in respect of which dealing takes place on the Alternative Investment Market of the London Stock Exchange plc or on The Stock Exchange of Hong Kong Limited or on any Recognised Investment Exchange, as long as not more than 5 per cent. of the issued shares or other securities of any class of any one company shall be so held; or 9.1.2 with the consent in writing of the Company which may be given subject to any terms which the Company requires. 9.2 The Executive will not (and will procure so far as he/she is able that any person connected with the Executive within the meaning of section 252 Companies Act 2006 (Connected Person) shall not) deal or become or cease to be interested (within the meaning set out in Schedule 1 Companies Act 2006) in any securities of the Company, except in accordance with the Company and/or the Group Code for Dealing in HSBC Group Securities and every regulation of the Group for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company. 9.3 Subject to any regulations issued by the Company or any relevant Group Company, the Executive and any Connected Person shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Company and if he/she or any Connected Person (or any firm or company in which he/she or any Connected Person is interested) shall obtain any such discount, rebate or commission the Executive will account to the Company or the relevant Group Company for the amount received by the Executive or any Connected Person (or a due proportion of the amount received by such company or firm having regard to the extent of the Executive’s or the Connected Person’s interest therein). 9.4 The Executive agrees to disclose to the Board any matters relating to any Connected Person which may, in the reasonable opinion of the Board, be considered to interfere, conflict or compete with the proper performance of the Executive's obligations under this Agreement. 9.5 During the Employment the Executive will inform the appropriate member of the Board without delay if he/she becomes aware that any director, officer, or senior employee of the Company or any Group Company is or may be planning to materially breach any of the provisions of their contract of employment or implied duties of loyalty, good faith and fidelity. 9.6 The Executive will not, other than having observed the relevant policies and procedures in force from time to time make or issue any press, radio or television statement or publish or submit for publication any letter or article relating directly or indirectly to the business or affairs of the Company or any Group Company, its or their officers, directors or employees or the Employment or its termination. 10 Confidential Information and Company documents 10.1 The Executive recognises that, whilst performing the duties for the Company the Executive will have access to and come into contact with Confidential Information belonging to the Company and/or any Group Company and will obtain personal knowledge of and influence over its or their customers, suppliers and/or employees. The Executive therefore agrees that the restrictions set out in this clause 10 are reasonable and necessary to protect the legitimate business interests of the Company and the Group both during and after the termination of the Employment. The Executive shall neither during the Employment 9

(except in the proper performance of the duties) nor at any time (without limit) after the termination of the Employment directly or indirectly: 10.1.1 divulge or communicate to any person, company, business entity or other organisation; or 10.1.2 use for his/her own purposes or for any purposes other than those of the Company or any Group Company; or 10.1.3 through any failure to exercise due care and diligence, cause any unauthorised disclosure of any Confidential Information relating to the Company or any Group Company. 10.2 This restriction does not apply to information which: 10.2.1 is used or disclosed by the Executive in the proper performance of his/her duties or with the prior written consent of the Company or any Group Company; 10.2.2 the Executive is ordered by a court of competent jurisdiction to disclose or which is otherwise required to be disclosed by law; or 10.2.3 is already in the public domain (other than as a result of unauthorised disclosure by the Executive or any other person). 10.3 The Executive will not, during the Employment or at any time thereafter, make, except for the benefit of the Company or any Group Company, any copy, record or memorandum of any Confidential Information and any such copy, record or memorandum will be and remain the property of the Company and will be returned by the Executive to the Company or irrevocably deleted from any computer, mobile and/or handheld device and/or any other media (including, but not limited to, any cloud based storage system) in the Executive’s possession or under the Executive’s control, when required to do so by the Company and in any event on the termination of the Employment. 10.4 Nothing in this Agreement precludes the Executive from making any legitimate whistleblowing type disclosure to any relevant regulator anywhere in the world (including, so far as the UK is concerned, within the meaning of Part 4A (Protected Disclosures) of the Employment Rights Act 1996 and so far as reportable concerns are defined by the FCA). 11 Inventions and other Intellectual Property 11.1 The Executive may make inventions or create other Intellectual Property during the Employment. In this respect the Executive has a special responsibility to further the interests of the Company and the Group given the Executive’s position at the Company and the remuneration paid to the Executive under this Agreement. 11.2 In recognition of the Executive’s position, remuneration and responsibility, the Executive acknowledges and agrees that any Intellectual Property made, created or discovered by him/her during the Employment (whether capable of being patented or registered or not) in conjunction with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in the Company or any such Group Company or in connection therewith shall be immediately disclosed to the Company and shall belong to and be the absolute property of the Company or such Group Company as the Company may direct. 10

11.3 However, this will only apply to the extent that any invention was made by the Executive in the course of his/her duties or in the course of duties falling outside the Executive’s normal duties but which have been specifically assigned to him/her (together Duties) and (i) such invention was reasonably expected to result therefrom; and/or (ii) at the time of making the invention, because of the nature of his/her Duties and the particular responsibilities arising therefrom, the Executive had a special obligation to further the interests of the Company. 11.4 The Executive acknowledges that he/she has no rights, interest or claims, either during the Employment or after the termination of the Employment, in or to any such Intellectual Property and he/she shall not use such Intellectual Property other than during the period of the Employment and for the purpose of the Company or the Group. 11.5 The Executive agrees to sign all documents and to do all other acts which the Company requests (at its expense) to enable the Company to enjoy the full benefit of this clause 11. This includes joining in any application, which may be made in the Company's sole name for registration of any Intellectual Property Rights (such as a patent, trademark or registered design), and assisting the Company in defending and enforcing such rights during and after the employment (at the Company's expense). 11.6 The Executive understands and accepts that the remuneration and benefits provided to him/her by the Company in accordance with this Agreement constitute sufficient consideration to the Executive for the performance of his/her obligations under this clause 11, including the waiver of or covenant not to assert any moral rights that he/she may have. 11.7 This clause 11, and the rights and obligations of the parties contained, will survive expiry of this Agreement, or its termination, for any reason. 12 Termination and Garden Leave 12.1 Notwithstanding the notice obligation to which the parties are generally subject in clause 1.2, the Employment may also be terminated by the Company: 12.1.1 by not less than six months' notice in writing given at any time where the Executive has been incapacitated by reason of ill health or accident from performing the duties hereunder for a period of (or periods aggregating) 26 weeks in total in any period of 12 months, provided that such termination does not take effect if it would remove any entitlement he/she would otherwise have thereafter for a maximum period of 24 months to enjoy the receipt of any benefits arising out of or in connection with any permanent health insurance policy or arrangement existing from time to time for his/her benefit. The Executive generally agrees that if he/she has been incapacitated by reason of ill health or accident from performing the duties hereunder for the said period of (or periods aggregating) 26 weeks in any period of 12 months, the Company may appoint another person or persons to perform his/her role of Group Finance Director pursuant to clause 1.3 without giving rise to any breach of any obligation owed to the Executive (under this agreement or generally, as a matter of law, and, accordingly, he/she will have no cause of action against the Company or the Group whatsoever in respect of such termination of employment. 12.1.2 by summary notice in writing and with no liability to make any further payment to the Executive (other than in respect of any sums accrued due as at the Termination Date) if the Executive: 11

(a) fails or neglects efficiently and diligently to discharge his/her duties, or is guilty of any serious or repeated breach of his/her obligations under this Agreement; (b) is guilty of any fraud, dishonesty, serious misconduct or any other conduct which brings or is likely to bring the Executive or the Company or any Group Company into disrepute or affects or is likely to affect prejudicially the interests of the Company or the Group; (c) is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); (d) is guilty of any material breach or material non-observance of any code of conduct, rule or regulation referred to in clause 4.1; (e) becomes bankrupt or makes any arrangement or composition with his/her creditors; (f) is prohibited from being a director by law, or has such regulatory approval as required pursuant to clause 1.5, withheld or withdrawn; (g) voluntarily resigns as a director of the Company or any Group Company; or (h) is not or ceases to be eligible to work in the UK. 12.2 The Company's rights under clause 12.1 are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach of this Agreement by the Executive as having brought the Agreement to an end. Any delay by the Company in exercising its rights will not constitute a waiver. 12.3 If the Company may be or becomes entitled to terminate the Employment pursuant to clauses 1.5 or 12.1.2, or whilst the Company or any external body may wish to investigate any allegation against the Executive it will be entitled (without prejudice to its termination rights) to suspend the Executive for so long as it considers necessary or appropriate. 12.4 Following service of notice to terminate the Employment by either party, the Company may require the Executive to stay away from all or any of the Company's premises and/or will not be provided with any work and/or will have no business contact with all or any of the Group's agents, employees, customers, clients, distributors and suppliers and/or will have no access to the Company's communications systems (Garden Leave). During any period of Garden Leave, the Company may appoint a replacement to exercise any of the Executive's duties and responsibilities and may require the Executive to take such actions as it reasonably requires to effect a proper handover of any or all of his/her duties and responsibilities. However, the Executive will continue to be bound by all his/her obligations under this Agreement, including, without limitation, his/her duties of fidelity and of good faith. 12.5 In addition to the circumstances referred to in clause 12.1.1 above, the Company may terminate the Employment at any time and with immediate effect by notifying the Executive in writing of that fact, confirming the date termination is to occur. If the Company terminates the Executive’s employment in this way, it will make a payment in lieu of any notice of termination and/or in lieu of the balance of the fixed term of employment corresponding to the notice period as set out in clause 1.2 (the Payment in Lieu). The Executive agrees that the Payment in Lieu will consist of Base Salary, Fixed Pay Allowance and Pension Allowance but will not include any Variable Pay, payment in respect of benefits or any 12 holiday entitlement for the fixed term and/or notice period which is accrued due as at the Termination Date (or, if notice has already been given, during the remainder of the notice period) less Statutory Deductions. 12.6 The Company may decide to pay any Payment in Lieu only in equal monthly instalments until the date on which the notice period referred to in clause 1.2 would have expired if notice had been given (the Payment Period). The Executive shall comply with his/her common law duty immediately following the termination of his/her employment and take all reasonable steps to obtain alternative employment or engagement during the Payment Period. 12.7 If the Executive obtains alternative employment or engagement during the Payment Period, any further monthly instalments of the Payment in Lieu will be reduced on a pro rata basis by the amount he/she receives. If the Executive fails to take all reasonable steps to obtain alternative employment or engagement, the Company will have the right to terminate all further instalments of the Payment in Lieu, and he/she will not be entitled to any further compensation. 12.8 Without prejudice to the constitution (including for the avoidance of doubt the articles of association) of any Group Company, on the Termination Date or on either the Company or the Executive having served notice of such termination, the Executive will: 12.8.1 at the request of the Company resign from office as a Director of the Company and all offices held by the Executive in any Group Company provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; 12.8.2 transfer without payment to the Company or as the Company may direct to any third party, any shares or other securities held by the Executive in the Company as a nominee or trustee for the Company or any Group Company and deliver to the Company the related certificates; 12.8.3 deliver to the Company all Confidential Information which may be in the Executive’s possession or under the Executive’s power or control and, if requested, provide a signed statement that he/she has fully complied with the obligations under this clause 12.8.3; and 12.8.4 cooperate with the Company and any Group Company by providing such assistance as may reasonably be required in connection with any handover arrangements or any claim made by or against the Company or any such Group Company. 12.9 If the Employment is terminated for the purpose of the reconstruction or amalgamation of the Company or by reason of the Company transferring all or a substantial part of its business to another company and the Executive is offered employment by the reconstructed or amalgamated or transferee company on similar terms to the terms of this Agreement, the Executive will have no claim against the Company or such reconstructed or amalgamated or transferee company in respect of the termination of the Appointment. 13 Restrictive covenants 13.1 For the purposes of this clause 13 the following words have the following meanings: 13.1.1 Capacity means as agent, consultant, director, employee, owner, partner, shareholder beyond the shareholding limits applied in clause 9.1 or in any other capacity; 13

13.1.2 Company Products means any risk, banking or financial products researched into, developed, supplied, distributed or sold to or by the Company with which the duties of the Executive were materially concerned or for which he/she was directly or ultimately responsible during the Restricted Period; 13.1.3 Company Services means any risk, banking or financial services (including but not limited to technical and product support, technical advice and customer services) developed or supplied to or by the Company with which the duties of the Executive were materially concerned or for which he/she was directly or ultimately responsible during the Restricted Period; 13.1.4 Comparator Group as at the date of this Agreement means Bank of America, Barclays, BNP Paribas, Citigroup, Credit Suisse, DBS, Deutsche Bank, JP Morgan Chase, Lloyds Banking Group, Royal Bank of Scotland, Standard Chartered, Morgan Stanley and UBS, together with any transfer, merger, amalgamation and/or reconstruction of any relevant business or part of such business of any such company. This list of Comparator Group may have names removed, amended and/or added at any time during the Employment by the Company; 13.1.5 Customer means any person or firm or company or other organisation whatsoever to whom or which the Company supplied Company Products and/or Company Services during the Restricted Period and with whom or which, during the Restricted Period: (a) the Executive had material personal dealings pursuant to the Employment; or (b) any employee who was under the direct supervision of either the Executive or of the Executive’s direct reports, had material personal dealings pursuant to their employment, provided that in the case of a firm, company or other organisation “Customer” shall not include any division, branch or office of such firm or company or other organisation with which the Executive and/or any such employee as defined in sub-clause (b) above had no dealings during the Restricted Period save that where a restructuring of the firm or company or organisation has occurred following such personal dealings “Customer” shall include the part of the business with which the Executive or any employee as defined in sub-clause (b) above had dealings during the Restricted Period; 13.1.6 Prospective Customer means any person or firm or company or other organisation whatsoever with whom or which the Company shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Products and/or Company Services during the Restricted Period and which were ongoing and not finally concluded at the Termination Date and with whom or which during such period: (a) the Executive will have had material personal dealings pursuant to the Employment; or (b) any employee who was under the direct supervision of either the Executive or of the Executive’s direct reports will have had material personal dealings pursuant to their employment; or 14

(c) the Executive was directly responsible in a client management capacity on behalf of the Company, provided that in the case of a firm, company or other organisation “Prospective Customer” shall not include any division, branch or office of such firm, company or other organisation with which the Executive and/or any such employee had no dealings during the Restricted Period save that where a restructuring of the firm or company or organisation has occurred following such personal dealings, “Prospective Customer” shall include the part of the business with which the Executive or any employee as defined in sub-clause (b) had dealings during the Restricted Period; 13.1.7 Restricted Employee means any person who is on the Termination Date, or was during the Restricted Period, employed or engaged by the Company or any Group Company and is by reason of such employment or engagement in possession of, or is reasonably likely to be in possession of, any trade secret or Confidential Information relating to the business of the Company or any Group Company or has acquired influence over its Customers or Prospective Customers (as defined in this clause 13 but so that references to “the Executive” will be replaced by references to the relevant employee and so that references to Employment will mean the relevant employee’s employment with the Company or Group Company, being in either case a person with whom the Executive had material dealings during the Restricted Period); 13.1.8 Restricted Period means the period of 12 months ending on the Termination Date or, in the event that no duties were assigned to the Executive for any part of the duration of the notice period, the 12 months immediately preceding the last day on which the Executive carried out any duties for the Company; 13.1.9 Restricted Products means Company Products or any products of the same or of a similar kind; 13.1.10 Restricted Services means Company Services or any services of the same or of a similar kind; 13.1.11 Restricted Supplier means any person, company, business entity or other organisation whatsoever who has supplied goods or services to the Company or any Group Company (other than utilities and goods or services supplied for administrative purposes) during any part of the Restricted Period or who has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date. 13.2 The Executive recognises that, whilst performing his/her duties for the Company, he/she will have access to and come into contact with Confidential Information belonging to the Company and certain Group Companies and will obtain personal knowledge of and influence over their customers and/or employees. 13.3 The Executive hereby undertakes with the Company that he/she will not for the period of six months after the Termination Date without the prior written consent of the Company (such consent not to be unreasonably withheld) whether by himself/herself, through his/her employees or agents or otherwise and whether on his/her own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly: 13.3.1 in competition with the Company anywhere in the world in a senior role, be involved in any Capacity in any of the companies (or other entities) in the Comparator Group in the business of researching into, developing, distributing, 15 selling, supplying or otherwise dealing with Restricted Products or Restricted Services; or 13.3.2 in competition with the Company, accept orders or facilitate the acceptance of any orders or have any business dealings for Restricted Products or Restricted Services from any Customer or Prospective Customer; or 13.3.3 employ or otherwise engage any Restricted Employee in the business of or be personally involved to a material extent in employing or otherwise engaging any Restricted Employee in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services; or 13.3.4 interfere with, or endeavour to interfere with, the supply or provision of goods or services (other than utilities, or goods or services supplied for an administrative purpose) to the Company or to induce the cessation of the supply or provision of such goods or services from any Restricted Supplier; or 13.3.5 in competition with the Company, solicit business from, or solicit the supply of goods or services (other than utilities, or goods or services supplied for an administrative purpose) from any Restricted Supplier for the purposes of the provision of Restricted Products or Restricted Services. 13.4 The Executive hereby undertakes with the Company that he/she will not for the period of twelve months after the Termination Date without the prior written consent of the Company (such consent not to be unreasonably withheld) whether by himself/herself through his/her employees or agents or otherwise and whether on his/her own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly: 13.4.1 in competition with the Company, solicit business from or endeavour to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Products or Restricted Services; 13.4.2 solicit or induce or endeavour to solicit or induce any Restricted Employee to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract. 13.5 The Executive agrees that a copy of this clause 13, and clauses 10 and 11 will be provided by him/her to any person firm company or other entity that makes or may make an offer to him/her of employment, appointment as a director or officer, agency, partnership, or joint venture either during Employment or after its termination (in such latter case, where such restriction continues in full force and effect). 13.6 If the restrictions in clauses 13.3 and 13.4 are for any reason held to be unenforceable in any jurisdiction in the world the Executive agrees to such amended or lesser restriction as would enable that restriction to be enforced so far as possible in such jurisdiction. 13.7 In addition to the provisions of clause 16.6, the benefit of clauses 13.3 and 13.4 shall be held on trust by the Company for each Group Company and the Company reserves the right to assign the benefit of such provisions to any Group Company, in addition such provisions also apply as though there were substituted for references to “the Company” references to each Group Company in relation to which the Executive has in the course of his/her duties for the Company or by reason of rendering services to or holding office in such Group Company: 13.7.1 acquired knowledge of its trade secrets or Confidential Information; or 16

13.7.2 had material personal dealings with its Customers or Prospective Customers; or 13.7.3 supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers, but so that references in clause 13 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this clause 13.7 shall, with respect to each such Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Company. 13.8 In the event of the transfer (within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 and other equivalent legislation (the Transfer Regulations) of the undertaking or the part of the undertaking in which the Executive shall at the time be employed as the result of which (by virtue of the Transfer Regulations) the Employment is automatically transferred to another company (the Transferee), the provisions of this clause 13 shall have effect as though references in it (and in all associated terms defined in this Agreement) to “the Group” are construed as references to “any other company within the Transferee’s Group” (which for these purposes shall comprise the Transferee and any holding company of the Transferee and the subsidiaries of the Transferee and of any such holding companies for the time being). 13.9 The Executive hereby undertakes with the Company that he/she will not at any time without the consent of the Company after the Termination Date: 13.9.1 engage other than as a private consumer in any trade or business or be associated with any person, firm or company engaged in any trade or business using the name(s) HSBC or Hongkong and Shanghai Banking Corporation or incorporating the word(s) Hongkong Shanghai Banking Corporation; 13.9.2 in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company or any Group Company to its detriment other than simple and factual statements regarding the Executive’s period of employment, job title, responsibilities and role. 13.10 The parties agree that the periods referred to in clauses 13.3 and 13.4 above will be reduced by one day for every day, during which, at the Company’s direction, the Executive is on Garden Leave. 13.11 The Executive agrees that, having taken independent legal advice, the restrictions contained in this clause 13 are reasonable and necessary for the protection of the Company and any Group Company and that they do not bear harshly upon him/her. The parties agree that: 13.11.1 each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and 13.11.2 if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restriction shall apply with such deletion as may be necessary to make it valid and enforceable. 17

14 Grievance, dismissal and disciplinary procedures 14.1 The non-contractual grievance and disciplinary procedures applicable to the Executive are set out in the Company’s Employee Handbook. 15 Disclosure of information 15.1 For the purposes of data protection requirements under the General Data Protection Regulation (“GDPR”), the Company is a data controller in respect of the Executive’s personal data. In order to comply with its obligations and responsibilities under the GDPR, the Company will make information about the processing of the Executive’s personal data available to the Executive in its HR Data Privacy Notice. The HR Data Privacy Notice does not have contractual effect. 16 General 16.1 This Agreement is governed by and interpreted in accordance with English law. 16.2 The parties submit to the exclusive jurisdiction of the courts of England and Wales, but this Agreement may be enforced by the Company in any court of competent jurisdiction. 16.3 This Agreement contains all the information required to be provided to the Executive under section 1 of the Employment Rights Act 1996. 16.4 Any notices or other document to be served on a party under this Agreement will be delivered by hand or sent to the party at the address or fax number given in this Agreement or as otherwise notified in writing to the other party. A properly addressed and prepaid notice sent by post will be deemed to have been served at 9.00am on the second working day after posting or at the time recorded by the delivery service. If sent by fax, notice will be deemed to have been received at the time of transmission. 16.5 The Executive will, at the time of signing this Agreement, appoint the Company as his/her attorney so that the Company can give effect to the provisions of clauses 11 and 12.8.1. 16.6 Each Group Company will have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the rights bestowed on it by this Agreement. The consent of a Group Company is not required to amend any terms of this Agreement. Except as set out in this clause 16, a person who is not a party to this Agreement may not enforce any of its provisions under the Contracts (Rights of Third Parties) Act 1999. 16.7 The Company is not party to any collective agreement which affects the Employment. 16.8 Save as otherwise advised in writing to the Executive, upon or during the Employment, pursuant to clause 2.3 or otherwise, this Agreement comprises the whole agreement between the parties relating to the Employment. Accordingly, as from the effective date of this Agreement, all other agreements or arrangements between the Company and/or any Group Company relating to the employment of the Executive, save for such matters referred to within this Agreement or required to be entered into pursuant to this Agreement will cease to have effect. 16.9 This Agreement may be executed in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. 18

17 Definitions 17.1 In this Agreement unless the context otherwise requires the following expressions have the following meanings: Board means the Board of Directors for the time being of HSBC Holdings plc or any committee of the Board (including the Group Management Board) to which powers have been properly delegated or such person or persons designated by the Board from time to time as its representative for the purposes of this Agreement; Commencement Date means the earlier of (i) the day immediately following the expiry of the Executive’s 12 month notice period with The Royal Bank of Scotland Group plc or (ii) any other date as agreed between the Company and The Royal Bank of Scotland Group plc; Company’s Employee Handbook and Company’s HR Procedures Manual means the Company’s Employee Handbook and the Company’s HR Procedures Manual from time to time in force, which can be viewed on the Company’s intranet; Confidential Information means information relating to the business, clients, customers, products, affairs and finances of the Company or any Group Company that is confidential to the Company or any Group Company, or in relation to which the Company or any Group Company is subject to a duty of confidentiality, and trade secrets including technical data and know-how relating to the business of the Company or any Group Company or of any persons having dealings with the Company or any Group Company, whether or not such information is marked confidential. This includes: details of suppliers and their terms of business, details of customers, clients and prospective customers/clients and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, or any other business strategy or tender, details of employees, atypical workers and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, software, formulae and product lines, any information which the Executive either is aware or reasonably ought to know is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons; Corporate Governance Code means the UK Corporate Governance Code published by the Financial Reporting Council (as amended from time to time); Directors’ Remuneration Policy means the Group’s directors’ remuneration policy as set out in the Directors’ Remuneration Report of the Group’s Annual Report and Accounts from time to time; Employment means the Executive's employment under this Agreement; FCA means the Financial Conduct Authority; Group means (1) HSBC Holdings plc and any entity which from time to time is a holding company of HSBC Holdings plc or a subsidiary of HSBC Holdings plc or of any such holding company; and (2) any entity over which from time to time any of the entities defined in paragraph (1) of this definition either directly or indirectly exercises management control, even though it may own less than fifty per cent. (50%) of the shares and is 19 prevented by law from owning a greater shareholding and Group Company and Group Companies shall be construed accordingly; Group Chief Executive means the Chief Executive of the Group (not simply of the Company) from time to time; Group Finance Director means the Finance Director of the Group from time to time; Group’s Malus and Clawback Policies means any of the Group’s policies on malus and clawback which may be in force and amended from time to time; Intellectual Property means any invention, improvement, design, process, information, copyright work, trade mark, trade name or get-up or any other intellectual property; Recognised Investment Exchange means an investment exchange granted recognition under section 285 (1) Financial Services and Markets Act 2000 including a recognised overseas investment exchange; Statutory Deductions means appropriate tax, national insurance contributions and any other applicable statutory deductions; Termination Date means the date on which the Executive’s Employment terminated; UK Listing Authority means the FCA in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000, as amended by the Financial Services Act 2012; Variable Pay means any non-pensionable incentive compensation (excluding any other allowance notified to the Executive in writing from time to time) including any bonus or deferred bonus in the form of (i) cash (ii) deferred cash or (iii) equity awarded under any share or variable pay / Long Term Incentive plan in force from time to time (in relation to which performance and/or other conditions may or may not be attached) and subject always to the deferral policy and/or any other variable pay policy applicable at the time of such award and subject to clauses 2.5, 2.6, 2.8, 2.9 and 2.10. 17.2 References to clauses, sub-clauses and schedules are unless otherwise stated to clauses and sub-clauses of and schedules to this Agreement. 17.3 The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement. 17.4 The words subsidiary and holding company have the meanings set out in section 1159 of the UK Companies Act 2006 and “management control” shall be demonstrated by the ability to exercise significant influence over an entity or its management. 17.5 A reference to any statute or statutory provision (whether of the United Kingdom or elsewhere) includes any subordinate provision (as defined by section 21(1) Interpretation Act 1978) made under it and provision which has superseded it or re-enacted it (with or without modification) before or after the date of this Agreement except where it is after the date of this Agreement to the extent that the liability of any party is thereby increased or extended. 20

This Agreement has been signed on behalf of the Company and executed as a deed by the Executive the day and year first above written. Executed as a Deed by HSBC GROUP MANAGEMENT SERVICES LIMITED in the presence of: /s/ Elaine Arden Dated: 25/6/2018 Director /s/ Ben Mathews Dated: 25/6/2018 Director/Secretary Executed as a Deed by the EXECUTIVE /s/ Even Stevenson Dated: 25th June 2018 in the presence of: /s/ Fiona Macdonald Dated: 25th June 2018 Signature of Witness Witness Name: Fiona Macdonald Witness Address: * Witness Occupation: Bank Office Manager 21

SCHEDULE I 1 BUYOUT AWARDS 1.1 Subject to the provisions in this clause 1: 1.1.1 provided that the Executive has forfeited deferred or unvested stock, (in full or part form) as a result of the Executive’s resignation from The Royal Bank of Scotland Group plc (the “Current Employer”) in order to commence employment with the Company, on an ex gratia basis the Company will award to the Executive an estimated amount of £7,747,000. The final value of the Buyout Award will be calculated in accordance with this clause and to avoid any doubt, may vary from the estimated value but in any event shall not exceed £9,000,000 and shall not, to the extent applicable, exceed the amount of the awards (the value of which will be calculated in accordance with clause 1.2 below) set out in the Remuneration Statement (as defined below); 1.1.2 for performance year 2018, on an ex-gratia basis the Company will award to the Executive an amount based on any award the Executive would have received from the Current Employer for which the opportunity is lost in order to commence employment with the Company. The final value of the award will be based on the Current Employer's Executive Director policy maximum of £1,600,000, adjusted for the Current Employer’s 2018 performance scorecard outcome, as determined by the Current Employer and disclosed in the Current Employer's 2018 Annual Report and Accounts. 1.1.3 the awards referred to in clauses 1.1.1 and 1.1.2 are, together, the Buyout Awards. 1.2 The final valuation of the Executive’s forfeited deferred or unvested stock, if applicable, will be based on the sterling value of the share price of the Current Employer at the close of business on the Commencement Date (or the prior trading day if the Commencement Date is not a trading day). The number of HSBC plc ordinary $0.50 shares to be granted will be based on the sterling value of the HSBC plc ordinary $0.50 share price at the close of business on the Commencement Date (or the prior trading day if the Commencement Date is not a trading day). 1.3 The Buyout Awards will replicate to the extent reasonably possible the relevant award terms from the Current Employer, including (i) the terms for reduction in the vesting level of the awards that would have been applied by the Current Employer to the relevant Buyout Award based on outcome of any performance conditions and/or any pre-vest assessment (any such reduction will be based on disclosures made in the Annual Report and Accounts of the Current Employer) and (ii) the duration of deferral and retention (holding) periods if applicable save that the duration of deferral, retention (holding) and/or clawback periods shall be no shorter than those set out in the Remuneration Statement. In accordance with regulatory requirements applicable to the Company, the Company is prohibited from applying dividend equivalents or other returns to Buyout Awards for certain employees. At the Company’s sole discretion and in accordance with the terms applied by the Current Employer the Buyout Awards may be split in order to provide for different retention (holding) periods and/or clawback terms. All payments will be subject to Statutory Deductions. 1.4 Any deferred or unvested stock of the Buyout Awards, if applicable, will: 1.4.1 be made subject to the terms of the HSBC Share Plan 2011 as amended from time to time (the “Share Plan”) as determined by the Company; 22

1.4.2 be granted on the next available quarterly grant date set by the Company after the Commencement Date or as soon as reasonably practicable thereafter. After the grant, the Executive should be sent an email notification by the Company’s chosen plan administrator informing the Executive that the Executive’s award statement is available to be downloaded from their website. This statement will confirm, if applicable, the number of shares awarded to the Executive under the Share Plan; and 1.4.3 be made subject to the Company’s legal and/or regulatory obligations to implement a reduction and/or recovery of all or any part of the Buyout Awards that is subject to a Reduction Notice on receipt of such Reduction Notice 1.5 The Buyout Awards are subject to the following conditions: 1.5.1 the Executive not being dismissed with or without notice for cause by the Current Employer after the Executive’s resignation; 1.5.2 receipt by the Company of a Remuneration Statement and any other relevant documentation which evidences to the satisfaction of the Company the value and forfeiture of the relevant award/s from the Current Employer from the Executive as soon as possible and in any event no later than four weeks from the Commencement Date. If the Remuneration Statement has not been received within four weeks from the Commencement Date, the Company reserves the right not to award the Buyout Awards until the documentation has been provided by the Executive; 1.5.3 in the event that the Company receives a Reduction Notice from a previous employer, the Executive acknowledges that the Company is required by law and/or regulation to implement the reduction and/or recovery of the Buyout Awards as stated in the Reduction Notice and may notify a previous employer of the action taken. The Executive agrees that in the event that the Company takes such action following receipt of a Reduction Notice, the Executive shall not be entitled to make any complaint to the Company or present any application or claim form against the Company or any Group Company to an office of the Employment Tribunals or issue any claim form in the High Court or County Court or any other court in any jurisdiction in the world against the Company or any Group Company in connection with such action. 1.6 The Executive acknowledges and agrees that the Company is obliged to notify the Current Employer of the amount of the Buyout Awards in accordance with the PRA Rulebook including the duration of deferral, retention and clawback periods being applied. 1.7 In this clause 1 (Buyout Awards) and clause 2 (Award Conditions) the following definitions shall have the following meanings: 1.7.1 “PRA Rulebook” means the Remuneration Part of the PRA Rulebook: Capital Requirement Regulation Firms; 1.7.2 “Reduction Notice” has the meaning set out in Rule 15A of the PRA Rulebook; and 1.7.3 “Remuneration Statement” has the meaning set out in Rule 15A of the PRA Rulebook. 2 Award Conditions 2.1 The Buyout Awards are subject to the following conditions: 23

2.1.1 any instalment or the entirety of the awards, if applicable, will not vest or be awarded where, prior to or on the relevant vesting and/or award and/payment date, the Executive has resigned from employment with the Company or any Group Company (with or without notice), is under a period of notice issued by the Company or has been dismissed for misconduct or other cause or has been disciplined under the Company's disciplinary procedure (each a “Relevant Event”), in which case any unvested instalments or the entirety of the Buyout Awards, if applicable, will not vest and will be forfeited in full; 2.1.2 any instalment or the entire award, if applicable, will not vest or be awarded and will be withheld by the Company where there is a pending investigation into any alleged misconduct or impropriety by the Executive by the Company or any Group Company and/or the Current Employer; 2.1.3 the Executive agrees to treat the award with absolute confidentiality and acknowledges that any breach of this confidentiality (other than in relation to members of the Executive’s immediate family, the Executive’s professional advisers and/or any statutory authorities) may be treated as a disciplinary matter; and 2.1.4 the award, including any amount deferred, is subject on an ongoing basis to: (i) any obligations or conditions required by the regulator(s) of the Company or any other regulatory requirements, including but not limited to the application of Malus and/or Clawback in accordance with the Group’s Malus and Clawback Policies in force from time to time; (ii) any remuneration policy of the Company or any relevant Group Company from time to time; and (iii) any other applicable rules, codes of practice and/or guidance regarding remuneration from time to time. The Executive agrees that any sums owed to the Company or any Group Company under this clause including in connection with any adjustment, forfeiture or repayment arising from the application of Malus and/or Clawback including where Malus and/or Clawback is implemented as a result of receipt by the Company of a Reduction Notice, may be deducted from any sums due to the Executive from the Company or any Group Company. For the avoidance of doubt, this is without prejudice to any right the Company or any Group Company may have at any time to recover any sums from the Executive including but not limited to any Clawback and the Executive agrees that such sums are recoverable by the Company or any Group Company as a debt. 24